UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Consent solicitation statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☐	Definitive Consent solicitation statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TESSCO Technologies Incorporated

(Name of Registrant as Specified In Its Charter)

Robert B. Barnhill, Jr.

UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust

RBB-TRB LLC

RBB-CRB LLC

Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust

Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust

Winston Foundation, Incorporated

Emily Kellum (Kelly) Boss

J. Timothy Bryan

John W. Diercksen

Kathleen McLean

Donald Manley

(Name of Person(s) Filing Consent solicitation statement, if other than the Registrant)

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Robert B. Barnhill, Jr. (“Mr. Barnhill”) and the other participants named therein filed a revised definitive consent solicitation statement and accompanying WHITE consent card with the U.S. Securities and Exchange Commission on October 15, 2020 to be used to solicit consents for, among other things, the removal and replacement of certain incumbent directors of TESSCO Technologies Incorporated (the “Company”).

On November 27, 2020, Mr. Barnhill issued the following public letter to the shareholders of the Company:

GLASS LEWIS, A LEADING PROXY ADVISORY FIRM, JOINS ISS AND RECOMMENDS
THAT TESSCO SHAREHOLDERS VOTE ON THE WHITE CONSENT CARD

Barnhill Reminds Shareholders of TESSCO Board’s Entrenchment Actions Since 2020 Annual Meeting

Barnhill Believes Change at TESSCO is Imperative and that Shareholders Should Focus on Facts, Not Lip Service by the Board

Barnhill Urges TESSCO Shareholders to Consent to the Proposals on the WHITE Consent Card Today!

Dear Fellow Shareholders:

Thanks to you, we continue to push forward with our consent solicitation and efforts to save TESSCO Technologies, Incorporated (NASDAQ: TESS) (“TESSCO” or the “Company”). Over the past five years, the Company’s shares have shed approximately 48%1 of their value. Despite the plummeting share price, the current TESSCO Board of Directors (the “Board”) has made little effort to adjust TESSCO’s strategy and effectuate a turnaround, despite my countless efforts to improve the Company’s direction.

Don’t just take our word for it: Glass Lewis & Co. (“Glass Lewis”), a leading proxy advisory firm, has joined Institutional Shareholder Services Inc. (“ISS”) in recommending to its clients to support the consent solicitation by consenting on the WHITE consent card, recognizing the need for change. In its report, Glass Lewis agrees that the Board has unacceptably ignored its shareholders and that it should be further refreshed through the addition of two highly-qualified, independent candidates, Emily Kellum (Kelly) Boss and Kathleen McLean and the removal of John. D. Beletic and Jay G. Baitler.

We respectfully disagree with Glass Lewis’ recommendation not to remove Paul J. Gaffney or Morton F. Zifferer2 from the Board, who we believe have contributed to the Board’s failures to turn TESSCO around and engage with shareholders. We also respectfully disagree with Glass Lewis’ recommendation not to consent to elect J. Timothy Bryan and John W. Diercksen to the Board, both of whom provide skills, experience and independence which Glass Lewis views as necessary contributions to a reconstituted Board. Despite this, Glass Lewis’ analysis clearly supports our contention that shareholders repudiate the Board’s tone deafness and consent to much-needed change at TESSCO.

Important statements by Glass Lewis in its voting recommendation include:3

The Board’s Disregard for Shareholder Feedback

•	“[I]n what appears to us to be a complete disregard of the dissatisfaction expressed by shareholders at the Company’s annual meeting, Mr. Baitler nominated Mr. Beletic to replace Mr. Barnhill as chairman of the [B]oard—despite Mr. Beletic having received the highest withhold votes against his re-election—and Mr. Beletic was elected chairman by a majority vote of the other members of the [B]oard.”

•	“We also believe it’s somewhat disingenuous for the [B]oard to state during this solicitation process that [Mr. Beletic, Mr. Baitler, and Dennis J. Shaughnessy] were validly elected. While that may technically be true, the level of support those three legacy directors received for their re-election was not exactly a ringing endorsement.”

1 Total shareholder return (“TSR”) including dividends beginning on September 1, 2016 and ending on September 24, 2020, the day before we filed our preliminary consent statement.

2 The Company has disclosed that Mr. Zifferer will step down from the Board, effective upon the conclusion of Mr. Barnhill’s consent solicitation; however, Mr. Barnhill is concerned that Mr. Zifferer could withdraw his resignation (an action that Mr. Barnhill believes would be inconsistent with Mr. Zifferer’s duties to the Company and its shareholders). So, Mr. Barnhill believes that affirmative consents to Mr. Zifferer’s removal remain important.

3 Permission to quote from the Glass Lewis report was neither sought nor obtained.

The Instrumental Addition of Emily Kellum (Kelly) Boss and Kathleen McLean to the Board

•	“… we believe Ms. Boss and Ms. McLean would be instrumental in helping the Company to realize cost improvements, operational discipline, technological improvements and traction in expanded industry verticals and market segments.”

Glass Lewis’ Recommendation Follows on a History of Shareholder Discontent Since the 2020 Annual Meeting

Many shareholders already expressed their discontent with the Board at the Company’s 2020 annual meeting of shareholders (the “2020 Annual Meeting”). 4 Despite Glass Lewis’ and ISS’ recommendations, we believe that the Board will continue to ignore the shareholders’ unambiguous intent while, at the same time, distributing misleadingly self-serving press releases. We also believe that shareholders that supported the Board at the 2020 Annual Meeting should not trust any lip service from the incumbent directors. We are convinced these directors will say and do anything to secure your support once again. Before you submit your consent, we urge you to think about how the Board “rewarded” your support at the 2020 Annual Meeting and ask yourself:

•	Did the Board immediately try to come to a constructive resolution with its largest shareholder after receiving substantial negative feedback about the Board’s composition and governance practices?

•	Did the Board immediately consider whether new Board leadership roles might be in order to align with shareholder feedback?

•	Did the directors that avoided having to resign by razor thin margins immediately offer to transition from their Board roles in an orderly fashion?

The answer to all these questions is a clear and unambiguous “no.” What the Board did do, however, is “reward” your support by, among other things:

•	Interfering with the shareholder voting franchise by raising the special meeting threshold from 25% to 50% without shareholder approval just 14 days after the 2020 Annual Meeting;

•	Installing Mr. Beletic as Chairman after he received the single highest shareholder votes against him at the 2020 Annual Meeting (49.9%) and the 2019 annual meeting of shareholders (36%);

•	Adding two new directors on the eve of institutional shareholder engagement after not responding to settlement proposals and without offering shareholders or me the opportunity to interview either of the new directors; [5]

4 Shareholders withheld significant numbers of votes against the incumbent directors (Dennis J. Shaughnessy (49% votes withheld); Paul J. Gaffney (48.4% votes withheld); Jay G. Baitler (48.5% votes withheld); John D. Beletic (49.9% votes withheld)), 2020 Annual Meeting results available at https://www.sec.gov/Archives/edgar/data/927355/000110465920087535/tm2025921d1_8k.htm

5 Company Press Release, dated Nov. 9, 2020, available at https://www.sec.gov/Archives/edgar/data/927355/000121390020035729/ea129519-defa14a_tesscotech.htm

•	Agreeing to a coercive “proxy penalty” in connection with a recent material agreement that could result in a $2 million termination fee potentially borne by all shareholders in the event that a majority of the Board is reconstituted with independent director candidates; [6] and

•	Squandering well over $1 million of shareholder capital on lawyers and other specialist advisors to create a phony timeline of proactivity and progress, instead of engaging with its largest shareholder when I first voiced concerns after the 2020 Annual Meeting.

If most of the incumbent directors barely cling on to their Board seats as is, what other entrenchment mechanisms will they install to cement control over the Board and continue to disenfranchise shareholders? Will they adopt a “poison pill”? Will they re-appoint directors who will have resigned or been removed by shareholders by way of the consent solicitation?

Actions speak louder than words and shareholders should focus on the facts: TESSCO needs a turnaround, and urgently so. The incumbent Board has demonstrated its inability to prevent the continued destruction of shareholder value and remains defiant in the face of clear shareholder discontent. We therefore urge shareholders to support much needed change on the Board by consenting to all proposals on the WHITE consent card today to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney and Morton F. Zifferer and elect four highly-qualified and independent director candidates — J. Timothy Bryan, John Diercksen, Emily Kellum (Kelly) Boss and Kathleen McLean.7

Very truly yours,

Robert B. Barnhill Jr.

CONSENT TODAY!

We urge you to consent to all four proposals on the WHITE consent card and return it in your postage-paid envelope provided. The consent deadline is December 11, 2020.

If you have any questions about the consent solicitation or need assistance executing the WHITE consent card, please contact:

Harkins Kovler, LLC

3 Columbus Circle, 15th Floor

New York, NY 10019

Telephone: +1 (212) 468-5380

Toll-Free: +1 (800) 257-3995

Email: SaveTESSCO@harkinskovler.com

6 Inventory Purchase Agreement, by and among the Company and Voice Comm, LLC, dated October 28, 2020.

7 Successful removal of these directors will also have the effect of removing Cathy-Ann Martine-Dolecki and Ronald D. McCray, who were added to the Board at the last minute and in the midst of our consent solicitation, we believe, to bolster the Company’s claims of “ongoing refreshment.” If the consent solicitation succeeds, Mr. Barnhill intends to recommend that the reconstituted Board engage in shareholder outreach to solicit views on Ms. Martine-Dolecki and Mr. McCray.

Important Additional Information

Mr. Barnhill, Ms. McLean, Ms. Boss, Mr. Bryan, Mr. Diercksen, UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust, RBB-TRB LLC, a Maryland limited liability company (“RBB-TRB”), RBB-CRB LLC, a Maryland limited liability company (“RBB-CRB”), Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust, Winston Foundation, Incorporated, a Maryland corporation, and Donald Manley (the “Participants” or “We”) are participants in the solicitation of consents from the Company’s shareholders to remove John D. Beletic, Jay G. Baitler, Paul J. Gaffney and Morton F. Zifferer (and any other person or persons, other than those elected by this consent solicitation, elected, appointed or designated by the Board (or any committee thereof) to fill any vacancy or newly created directorship on or after September 25, 2020 and prior to the time that any of the actions proposed to be taken by the consent solicitation become effective) and elect Ms. McLean, Ms. Boss, Mr. Bryan and Mr. Diercksen to fill four of the resulting vacancies (as well as to amend the Company’s Sixth Amended and Restated By-Laws proposed in connection therewith). We have filed a definitive consent solicitation statement and a WHITE consent card with the Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s shareholders.

SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE CONSENT SOLICITATION STATEMENT, ACCOMPANYING WHITE CONSENT CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY AS THEY CONTAIN IMPORTANT INFORMATION. UPDATED INFORMATION REGARDING THE IDENTITY OF POTENTIAL PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS SET FORTH IN THE DEFINITIVE CONSENT SOLICITATION STATEMENT AND OTHER MATERIALS FILED WITH THE SEC. Shareholders can obtain the definitive consent solicitation statement and any amendments or supplements to the definitive consent solicitation statement filed by the Participants with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available, without charge, on request from the Participants’ proxy solicitor, Harkins Kovler, LLC at +1 (800) 257-3995 or via email at SaveTESSCO@HarkinsKovler.com.

Certain Information Regarding the Participants

Mr. Barnhill is the founder, former Chairman of the Board and the largest shareholder of the Company.

Mr. Barnhill beneficially owns 1,620,387 shares of the Company’s common stock (“Common Stock”) (approximately 18.5% of the outstanding shares), which includes 11,503.5 shares that Mr. Barnhill owns directly and the shares owned by the following Participants: UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust owns 1,265,882 shares of Common Stock, RBB-TRB, LLC owns 109,125 shares of Common Stock, RBB-CRB, LLC owns 109,125 shares of Common Stock, Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust, owns 30,750 shares of Common Stock, Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust owns 67,500 shares of Common Stock, and the Winston Foundation, Incorporated owns 26,500 shares of Common Stock. Mr. Barnhill is the sole manager of RBB-TRB and RBB-CRB, a trustee of the UA 6-9-2016 Robert B. Barnhill, Jr. Rev Trust and the Robert B Barnhill Jr & Janet W Barnhill Tr FBO Durkin Slattery Barnhill Trust and a director of the Winston Foundation, Incorporated. Mr. Barnhill’s spouse is a trustee of the Janet W Barnhill Tr UA 6 9 2016 Janet W Barnhill Rev Trust. The percentage of Mr. Barnhill’s stock ownership is based on the 8,760,562 shares of Common Stock outstanding as of October 13, 2020, as reported in the Company’s Consent Revocation Statement on Schedule 14A, filed with the SEC on October 15, 2020. Christopher Barnhill may be considered a Participant in the solicitation but is no longer providing any assistance with respect to the solicitation and does not currently beneficially, directly or indirectly own any securities of the Company.

None of the Participants (other than Mr. Barnhill) currently beneficially, directly or indirectly own any securities of the Company.